UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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Preformed Line Products Company
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Preformed Line Products Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2024 annual meeting of shareholders of Preformed Line Products Company will be held at 660 Beta Drive, Mayfield Village, Ohio, 44143 on Tuesday, May 7, 2024, at 9:30 a.m., local time, for the following purposes:

(1)
To elect five directors, each for a term expiring in 2026;
YOUR VOTE IS IMPORTANT PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY OR VOTE ONLINE OR BY TELEPHONE
(2)
To ratify the appointment of Ernst & Young LLP;
(3)
To vote on shareholder proposal requesting that the Board of Directors prepare a report by January 2025, at reasonable expense and omitting proprietary information, on steps the Company is taking to enhance board diversity; and
(4)
To consider any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 8, 2024 are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope or to vote online or by telephone.

By order of the Board of Directors,

Caroline S. Vaccariello,
Secretary

Dated: March 22, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 7, 2024:

This notice of annual meeting of shareholders, the accompanying proxy statement and the Company’s 2024 Annual Report to Shareholders are also available at: www.proxydocs.com/PLPC. This notice, the accompanying proxy statement and form of proxy card are being distributed or made available on or about March 22, 2024.

Preformed Line Products Company

Preformed Line Products Company

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a Preformed Line Products Company shareholder on the matters to be voted on at the annual meeting of shareholders. We will hold the Annual Meeting in person, on Tuesday, May 7, 2024, at our Company’s headquarters, 660 Beta Drive, Mayfield Village, Ohio 44143. We ask that you register your planned in-person attendance with us at least ten business days prior to the meeting, by communicating with Carrie Vaccariello, by email (carrie.vaccariello@plp.com) or mail (660 Beta Drive, Mayfield Village, OH 44143). In addition, an admission ticket, as well as matching photo identification, are necessary to gain entrance to the secure area of our headquarters building where the meeting will be held.

Annual Report. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2023 is enclosed with this proxy statement.

Solicitation of Proxies. Our Board of Directors is making this solicitation of proxies and the Company will pay the cost of the solicitation. In addition to solicitation of proxies by mail, our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies; Voting Instructions. If you are a shareholder of record, the shares represented by your signed and returned proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted (a) to elect the director nominees set forth under “Election of Directors”, (b) to ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered accounting firm for the fiscal year ending December 31, 2024, and (c) against the shareholder proposal requesting that the Board of Directors prepare a report by January 2025, at reasonable expense and omitting proprietary information, on steps the Company is taking to enhance board diversity. Your presence at the annual meeting of shareholders will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders by May 7, 2024, or in the open meeting.

If you hold shares through an account with a bank or broker, banks and brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of EY as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers, but banks and brokers do not have the authority to vote for the election of directors or the shareholder proposal regarding a report on steps being taken to enhance board diversity. As such, if you own your shares through a bank or broker and do not provide specific voting instructions to the bank or broker or do not obtain a proxy to vote those shares, then your shares will not be voted on these matters (“broker non-votes”).

Voting Eligibility. Only shareholders of record at the close of business on the record date, March 8, 2024, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 4,927,090 common shares, $2 par value, each of which is entitled to one vote at the meeting.

Quorum. Shareholders, present in person or by proxy and entitled to vote at the meeting, holding shares entitling them to exercise a majority of the voting power of the Company are necessary to constitute a quorum at the meeting. Abstaining votes and broker non-votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting.

Voting Required. The vote required to approve each proposal is as follows:

•
Director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes will not be counted in favor of nor against any nominee and, therefore, have no effect on this proposal.
•
Approval of the proposal to ratify the selection of EY as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Banks or brokers holding shares for which no voting instructions were received may exercise their discretionary voting authority for this proposal.

Preformed Line Products Company	2024 Proxy Statement 1

•
Approval of the proposal to request the Board of Directors prepare a report by January 2025, at reasonable expense and omitting proprietary information, on steps the Company is taking to enhance board diversity requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes against the proposal.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matters that will be presented for action at the meeting and we have not received any timely notices that any of our shareholders intend to present a proposal at the meeting. If any other matters are considered at the meeting, they would require for approval the affirmative vote of a majority of the shares entitled to vote and represented at the meeting in person or by proxy.

2 2024 Proxy Statement	Preformed Line Products Company

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The following table shows the amount of the Company’s common shares beneficially owned as of March 8, 2024 by (a) the Company’s directors, (b) each other person known by the Company to own beneficially 5% or more of the outstanding common shares, (c) the Company’s named executive officers (NEOs), and (d) the Company’s executive officers and directors as a group. Except as noted below, the mailing address for each of the beneficial owners listed below is c/o Preformed Line Products Company, 660 Beta Drive, Mayfield Village, Ohio 44143.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class

Robert G. Ruhlman	1,596,627	(2)	32.4%

Randall M. Ruhlman	1,250,704	(3)	25.4%

Barbara P. Ruhlman Trusts (1)	1,414,613	(4)	28.7%

Dimensional Fund Advisors LP	367,708	(5)	7.5%

Royce & Associates LLC	332,518	(6)	6.7%

Dennis F. McKenna	30,426	(7)	*

Andrew S. Klaus	19,449	(7)	*

Michael E. Gibbons	16,177	(7)	*

J. Ryan Ruhlman	14,152	(7)	*

John M. Hofstetter	11,262	(7)	*

R. Steven Kestner	8,695		*

Glenn E. Corlett	7,100		*

David C. Sunkle	6,408	(7)	*

Maegan A. R. Cross	5,943		*

Richard R. Gascoigne	4,000		*

Matthew D. Frymier	1,800		*

All Executive Officers and Directors as a Group (16 persons)	1,755,134	(8)	35.6%

* Represents less than 1%.

(1) The mailing address for the Third Restatement of the Barbara P. Ruhlman Revocable Trust dated November 20, 2008 (the “2008 Trust”) and the Irrevocable Trust Agreement between Barbara P. Ruhlman and Bernard L. Karr, dated July 29, 2008 (the “2008 IDGT Trust”) (collectively, the “Barbara P. Ruhlman Trusts”) is McDonald Hopkins LLC, Attention: Katherine Wensink, Trustee, 600 Superior Avenue, East, Suite 2100, Cleveland, Ohio 44114.

(2) Robert G. Ruhlman has sole voting and dispositive power with respect to 453,896 shares, which includes (i) 238,641 deferred common shares held in the rabbi trust for future distribution under the Company’s Deferred Compensation Plan of which Robert G. Ruhlman is trustee, (ii) 71,020 shares held directly, (iii) 6,274 held in the Company’s 401k Profit Sharing Trust, (iv) 137,411 shares held in a revocable trust, of which Robert G. Ruhlman is trustee and beneficiary, and (v) 550 shares held in an individual retirement account. Robert G. Ruhlman has shared voting and dispositive power with respect to 1,142,731 shares, which includes (i) 34,656 shares held in a trust for the benefit of Robert G. Ruhlman and his children and of which Robert G. Ruhlman and Randall M. Ruhlman serve as co-trustees, (ii) 46,656 shares held in a trust for the benefit of Randall M. Ruhlman and of which Robert G. Ruhlman and Randall M. Ruhlman serve as co-trustees, (iii) 810,400 shares held by the 2008 IDGT Trust, of which Katherine Wensink serves as trustee and has shared voting and dispositive power with respect to the shares held by the 2008 IDGT Trust, together with Robert G. Ruhlman and Randall M. Ruhlman who act as co-Business advisors with respect to the investment and voting of such shares. (iv) 200,226 shares held in the Ethel B. Peterson Trust of which KeyCorp is the trustee and for which Robert G. Ruhlman and Randall M. Ruhlman act as co-trust advisors, (v) 500 shares owned by Robert G. Ruhlman’s wife, with respect to which he may be deemed to share voting and dispositive power, and (vi) 50,293 remaining shares in the Company’s 401k Profit-Sharing Trust, which Robert G. Ruhlman is the Trustee. Excludes 70,950 restricted share units (“RSUs”) issued under the 2016 Long Term Incentive Plan (“LTIP”) that have not yet vested.

3 2024 Proxy Statement	Preformed Line Products Company

(3) Includes 158,766 shares with respect to which Randall M. Ruhlman has sole voting and dispositive power. Randall M. Ruhlman has shared voting and dispositive power with respect to 1,091,938 shares, which includes (i) 46,656 shares held in a trust for the benefit of Randall M. Ruhlman and of which Randall M. Ruhlman and Robert G. Ruhlman serve as co-trustees, (ii) 34,656 common shares held in a trust for the benefit of Robert G. Ruhlman and his children and of which Randall M. Ruhlman and Robert G. Ruhlman serve as co-trustees, (iii) 200,226 shares held in the Ethel B. Peterson Trust of which KeyCorp is the trustee and for which Randall M. Ruhlman and Robert G. Ruhlman act as co-trust advisors, and (iv) 810,400 shares which are held by the 2008 IDGT Trust, of which Katherine Wensink, as the trustee of the 2008 IDGT Trust, has shared voting and dispositive power with respect to the shares held by the 2008 IDGT Trust, together with Robert G. Ruhlman and Randall M. Ruhlman, who act as co-Business advisors.

(4) Includes (i) 604,213 shares, which are held by the 2008 Trust, of which Katherine Wensink serves as trustee and has sole voting and dispositive power with respect to the shares held by the 2008 Trust, and (ii) 810,400 shares, which are held by the 2008 IDGT Trust, of which Katherine Wensink serves as trustee and has shared voting and dispositive power with respect to the shares held by the 2008 IDGT Trust together with Robert G. Ruhlman and Randall M. Ruhlman who act as co-Business Advisors with respect to the investment and voting of such shares. Barbara P. Ruhlman passed away on January 2, 2022. In accordance with the terms of the 2008 Trust, it is expected that the shares that it owns will be distributed in equal shares to Robert G. Ruhlman and Randall M. Ruhlman, as beneficiaries of the 2008 Trust. Robert G. Ruhlman and Randall M. Ruhlman are beneficiaries of the 2008 IDGT Trust. Information obtained from a Schedule 13D/A filed by Ms. Wensink, as trustee, and the Barbara P. Ruhlman Trusts on September 16, 2022.

(5)
Information obtained from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 10, 2024. The mailing address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Percent of class is calculated based on the shares report in the Schedule 13G/A and the number of outstanding shares as of March 8, 2024. Dimensional has sole voting power over 352,238 shares and sole dispositive power over 367,708 shares and disclaims beneficial ownership of such shares.
(6)
Information obtained from a Schedule 13G/A filed by Royce & Associates LLC on January 24, 2024. The mailing address for Royce & Associates LLC is 745 Fifth Ave New York, NY 10151. Percent of class is calculated based on the shares report in the Schedule 13G/A and the number of outstanding shares as of March 8, 2024. Royce & Associates LLC has sole voting and dispositive power over 332,518 shares and disclaims beneficial ownership of such shares.
(7)
Includes the following number of deferred common shares held in the rabbi trust for future distribution under the Company’s Deferred Compensation Plan: Dennis F. McKenna, 24,535; Michael E. Gibbons, 13,767; Andrew S. Klaus, 4,947; Ryan J. Ruhlman, 4,379; and John M. Hofstetter, 532. Also includes shares held in the Company’s 401k Plan represented in units of a stock fund: Dennis F. McKenna, 1,987, John M. Hofstetter, 1,110, and David C. Sunkle, 408 and Ryan J. Ruhlman, 79. Excludes the following number of RSUs issued under the 2016 LTIP that are subject to vesting based on certain service and performance vesting requirements: Dennis F. McKenna, 27,253, Andrew S. Klaus, 14,832, Ryan J. Ruhlman, 14,818, and John M. Hofstetter, 13,383.
(8)
Excludes a total of 34,077 shares of unvested RSUs that other executive officers not listed above were issued under the LTIP that are subject to vesting based on certain service and performance vesting requirements, and which they do not have the right to acquire within 60 days of March 8, 2024.

4 2024 Proxy Statement	Preformed Line Products Company

CORPORATE RESPONSIBILITY & GOVERNANCE

Environmental, Social, and Human Capital Principles and Practices

The Company is committed to investing and maintaining principles and practices that support and promote sound environmental and social goals.

Employees. The Company believes that its greatest asset is its employees. As such, the Company makes protecting employees a top priority. Throughout the COVID-19 pandemic, the Company was successful with proactive measures to protect the health and safety of its employees and to maintain business continuity. Although the Federal Public Health Emergency Declaration issued in response to COVID-19 was lifted on May 11, 2023, the lingering effects of COVID-19 could continue to have an adverse effect on the Company, as a result, the Company continues to assess all challenges related to COVID-19 as well as other public health concerns and regularly updates its employees.

Additionally, the Company has always had health and safety as a core value. Executive level attention given to incident follow up and preventative continuous improvement programs demonstrate the Company’s priority on safety beyond local governmental requirements. The Company’s network of safety leaders at each of the manufacturing sites regularly share risk assessments and best practice policies along with latest safety equipment across the globe. The Company’s health and safety culture engages and empowers its employees to take responsibility for their actions and the health and safety of not only themselves but also of their coworkers. With focus, the Company’s teams have implemented over 1,734 safety improvements in 2023 and has driven reduction in lost time injuries down over the last five years. Additionally, several sites have achieved ISO-45001: Occupational Health and Safety Management System certification.

Finally, the Company’s goal is to create a work environment that enables employees to perform in an environment where they feel respected and valued. As a global company with employees in over 20 countries, the Company values its broad diversity of cultures, ethnicities, races, languages, religions, sexual and gender orientations and is committed to cultivating a diverse, open and inclusive work environment. Workplace satisfaction is a key to attracting and retaining employees. The Company has built a culture where integrity and honesty guide the decision-making process, while promoting a culture of learning and talent development through tuition reimbursement, training, wellness programs, flexible benefits, and competitive compensation.

Community Involvement. The Company has always supported numerous charitable organizations and promotes community involvement. It makes donations to various organizations and encourages employees to do the same by offering matching donations. The Company shares its successes with the communities in which it operates at both a corporate and local level. Donations and investments in enhancing the lives of the people within the communities it impacts are an integral part of who the Company is and how it intends to represent its values.

Corporate Social Responsibility. The Company is committed to supporting environmental, social and governance (ESG) initiatives and to its efforts toward being a responsible and sustainable contributor to the environment, its employees, and the communities in which it operates. The Company is committed to reducing harmful air emissions, improving gas, electric and water usage efficiency while implementing alternative energy sources. The Company’s locations are also focused on efforts to reduce its waste, water and energy consumption through the implementation of such programs as pollution prevention, recycling waste materials in both manufacturing and office facilities, reducing solid waste disposal, reducing harmful air emissions, and implementing alternative energy sources. An example of this commitment is through solar power installations at some of the Company’s locations around the globe, including a solar carport with multiple EV charging stations at the Company’s corporate headquarters. The Company has also installed more efficient LED lighting at many of its operations to further reduce energy usage. Some locations have also achieved the ISO-14001: Environmental Management Systems Certification.

Products. The Company is committed to protecting wildlife by working with utility companies to design and manufacture wildlife protection products that aid in reducing wildlife mortalities from interaction with electric power distribution lines, structures, and equipment. Its Wildlife Protection line of products includes the BIRD-FLIGHT™ Diverter, RAPTOR PROTECTOR™ Platform and a Squirrel Deterrent System. The Company is also committed to partnering with its customers to develop innovative products, technologies, and services that meet their needs while mitigating risk to the environment and natural resources. This is evident through the Company’s commitment to supporting fiber-optic connectivity, which is more energy efficient than copper cable. The Company's product offerings further enhance global climate sustainability by bolstering grid reliability and efficiency, strengthening resilience to climate events, enabling transitions to renewable energy and upgrading aging infrastructure.

5 2024 Proxy Statement	Preformed Line Products Company

CORPORATE GOVERNANCE

Code of Conduct

The Company believes that high ethical standards are conducive to long-term performance and, as such, all Board members, officers and employees are subject to the Company’s Code of Conduct, which is available on the Company’s website www.plp.com in the “About Us” section. The Company will disclose any waivers granted under the Code of Conduct that are required to be disclosed in such section of the website as well.

Board Leadership

The Company’s leadership begins with the Board, where the Company has one individual, Robert G. Ruhlman, who served as both Principal Executive Officer ("PEO")(Chief Executive Officer) and Chairman of the Board through December 2023. Effective as of January 1, 2024, the Board appointed Robert G. Ruhlman to serve as Executive Chairman and Dennis F. McKenna to serve as Chief Executive Officer. Mr. McKenna joined PLP in 1993 and most recently served as Chief Operating Officer since January 2019. Mr. Ruhlman’s dual responsibility in 2023 was appropriate given the Company’s size and history. Mr. Ruhlman has led the Company for the past 20 years as both CEO and Chairman and as Executive Chairman, continues to serve as the Principal Executive Officer. As such, he has thorough, specialized knowledge regarding the strategic challenges and opportunities facing the Company. Mr. Ruhlman and Mr. McKenna are supported by independent directors who play pivotal roles. The Board does not have a lead independent director. The Board believes that the Board’s role in risk oversight does not affect this leadership structure.

Board’s Role in Risk Oversight

The Company believes taking measured and informed risks is an important element of its strategy. The Board maintains an active role in the Company’s risk oversight to identify and mitigate broader systematic risks. All material transactions and decisions are presented to the Board, and the Board engages in active discussions, challenging management while using its experiences to improve the Company. The Board has a depth of risk management experience, including one Board member with over 30 years of experience as an insurance broker. The Board members frequently have discussions with members of management outside of the meetings and have the authority to call on experts where appropriate. Additionally, in accordance with the Audit Committee Charter, the Audit Committee reviews and discusses with management and the Company’s independent auditor, the Company’s (i) significant exposures (whether financial, operating or otherwise), and (ii) risk assessment and risk management policies. The Audit Committee also has responsibility for oversight of cybersecurity risks. The Compensation Committee monitors the risks that may be created through the Company’s compensation programs.

Board Composition

In accordance with the Company’s Amended and Restated Code of Regulations, the maximum number of directors is nine, and the Company currently has nine directors. The Board of Directors is classified into two classes composed of four and five members each, with both classes serving staggered two-year terms. The next section sets forth an overview of each current Board member including a description of the particular experiences, qualifications, attributes and skills of the directors that led to the conclusion that each should serve as a director.

6 2024 Proxy Statement	Preformed Line Products Company

PROPOSAL ONE: Election of Directors

Five of the Company’s directors, Mr. Glenn E. Corlett, Mr. Michael E. Gibbons, Mr. R. Steven Kestner, Mr. J. Ryan Ruhlman, and Mr. David C. Sunkle, are serving terms that expire at this year’s annual meeting of shareholders and have been nominated by the Board of Directors upon the recommendation of a majority of the Company’s independent directors, for re-election at the meeting to a term that expires in 2026. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for these five nominees.

If, for any reason, any of the nominees are not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board. Four directors, Ms. Maegan A. R. Cross, Mr. Matthew D. Frymier, Mr. Richard R. Gascoigne and Mr. Robert G. Ruhlman, are currently serving terms that expire in 2025. The following information is furnished with respect to each person nominated for election as a director and the directors continuing in office.

The Board recommends that you vote “FOR” the following nominees:

Glenn E. Corlett Age: 80 Director Since: 2004 Committees: Audit, Compensation (Chair)

Background / Qualifications

Mr. Corlett’s business experience commenced over 40 years ago, when he joined Price Waterhouse where he served as a partner until 1990. Since that time, Mr. Corlett had served as the Chief Financial Officer and later the Chief Operating Officer for N.W. Ayer, a major international advertising agency before he became a Professor of Accounting at Ohio University, and the Dean and Philip J. Gardner Leadership Professor at the College of Business at Ohio University from July 1997 through June 2007. Mr. Corlett’s tenure at Ohio University’s Business School has given him the necessary credentials to be a contributing member of the Board, not only from an accounting aspect, but also in general business management. Mr. Corlett has lectured and written on accounting, auditing and executive compensation. Mr. Corlett’s zest for understanding the Company’s financial statements, while providing sound business advice, keeps him in a close working relationship with senior management. In addition, his oversight experience facilitates his role in reviewing the Company’s compensation policy and ensuring that management is compensated in a manner consistent with the compensation policy and in accordance with the relevant laws as Chairman of the Compensation Committee.

Michael E. Gibbons Age: 71 Director Since: 2008 Committees: Audit (Chair), Compensation

Background / Qualifications

Mr. Gibbons began his career with McDonald & Company, where he quickly rose to the level of general partner and then senior vice president. From there, he became president and CEO of a leading regional securities and investment banking firm in Houston, Texas. Soon after that, he founded Brown Gibbons Lang & Company, where he provides an active senior role to client engagements and business development opportunities. He knows how to provide workable solutions to the Company. From his leadership of an investment bank, he is well-suited to provide counsel on trends in the debt and equity markets, the integrity of the financial statements, and the performance of our independent registered public accounting firm. This business acumen and experience ensures that he is qualified, not only as a member of the Board, but also as the Chairman of the Audit Committee and a member of the Compensation Committee.

7 2024 Proxy Statement	Preformed Line Products Company

R. Steven Kestner Age: 69 Director Since: 2008

Background / Qualifications

Mr. Kestner is a senior partner with the national law firm of Baker & Hostetler LLP, a firm he joined in 1979. Mr. Kestner served as Chairman of Baker & Hostetler and chaired the firm’s Policy Committee, which functions as the board of directors for the law firm, from 2004 to 2018. As Chairman, Mr. Kestner was the chief executive officer of the firm and his responsibilities included managing the firm’s operations, finance and strategic growth. In addition, prior to becoming Chairman of the firm, he served in several management positions, including Policy Committee member and Chair of the firm’s National Business Practice Group, while developing an active legal practice focusing primarily on transactions, financings and securities law matters. Mr. Kestner advises and represents clients in the areas of domestic and foreign mergers and acquisitions, and he regularly works with public and private companies. He also works closely with NYSE and NASDAQ listed companies. Mr. Kestner’s securities law work has included registration statements under the Securities Act of 1933 with respect to both debt and equity financings and annual and periodic reports and proxy statements under the Securities Exchange Act of 1934. He is valued for his thoughtful analysis and ability to provide the Board with various perspectives based on his depth of experience with similar companies.

J. Ryan Ruhlman Age: 40 Director Since: 2016

Background / Qualifications

As the great-grandson of the founder and the son of the Executive Chairman of the Board, Robert G. Ruhlman, Mr. J. Ryan Ruhlman has been part of the Company throughout his life. He began working for the Company in January 2002 as a part-time Laboratory Technician while attending college, and continued his career at the Company after graduation, working in various roles in Research and Engineering, Manufacturing, and International Operations. He was promoted, in December 2015, to Vice President, Marketing and Business Development where he was responsible for Special Industries, Distribution and Transmission Markets, as well as Marketing Communications. Prior to that, he was promoted to Director, Marketing and Business Development in January 2015, which included responsibilities for Special Industries, Distribution and Transmission Markets, as well as Marketing Communications. He was elected President in 2023, and his responsibilities expanded to include the responsibility for the Americas region, as well as Corporate Human Resources, and consolidating the Company's Global Business Development team. He has served a variety of positions in Research and Engineering, International and Marketing and Sales departments since 2002, including Laboratory Technician, International Operations Project Specialist, Business Development Specialist and Manager of New Business Development and Marketing Communications. Mr. Ruhlman has developed an understanding of strategic and tactical business issues that include operations, manufacturing, marketing, and business development. Furthermore, he possesses an understanding of the innovation necessary to grow the Company. Mr. Ruhlman is the brother to Maegan A. R. Cross, a director of the Company.

8 2024 Proxy Statement	Preformed Line Products Company

David C. Sunkle Age: 66 Director Since: 2020

Background / Qualifications

In 1978, Mr. Sunkle began his career at the Company as a Lab Technician. Over the next 42 years, he held various positions including Project Engineer, Lab Supervisor, Director of International Operations, and Director of Research and Engineering. He retired in December 2020, as Vice President, Research, Engineering and Manufacturing, which included the R&E department, manufacturing, as well as the Global Sourcing Team and the Intellectual Technology Department. Mr. Sunkle has been a Professional Engineer in Ohio since 1986. Additionally, he has been a member of Institute for Electrical and Electronics Engineer (IEEE) since 1990, while writing standards for that organization (e.g., Damper testing, OPGW, ADSS), as well as a member of International Council on Large Electric Systems (CIGRE) since 1989 where he was also convenor of various task forces. Finally, he has been a member of the American Society of Mechanical Engineers for 40 years, and has authored many papers for CIGRE, the International Cable and Wire Symposium and other industry groups. He was nominated to the Board of Directors in 2020. Mr. Sunkle has proven personal and professional ethics and integrity and has made significant contributions to the Company’s success. Given his deep operations and technological experience with the Company, he contributes key insights to the Board.

9 2024 Proxy Statement	Preformed Line Products Company

The terms of the current directors below will not expire at the 2026 annual meeting.

Maegan A. R. Cross Age: 38 Director Since: 2017

Background / Qualifications

Ms. Cross is currently the Director of Development at Laurel School in Shaker Heights, Ohio, where she has worked since 2009. She is responsible for millions in outside revenue for the school, including annual, restricted, endowment and capital giving. She holds a Bachelor of Science from the College of Charleston and a Master of Business Administration from Ohio University, with a concentration in Finance. Her excellent project management skills and collaborative approach are key contributors to the Board’s efficiency. Ms. Cross is also a founding member of the UH Rainbow Babies & Children’s Foundation (RBCF) Associate Board, having served as Vice President, President and Trustee Chair. Currently, Ms. Cross serves the hospital as a Trustee for the RBCF and in a supporting role for UH's Fertility Clinic. Her strong desire to give back to her community ensures that the Company is focused on the community at large. Ms. Cross is the daughter of Robert G. Ruhlman, Executive Chairman of the Company and sister to J. Ryan Ruhlman, director and President of the Company. Ms. Cross' commitment to the Company and its shareholders is evident, having been exposed to the Company from a very young age and working for the Company between 2003 and 2008 within the Human Resources Department.

Matthew D. Frymier Age: 54 Director Since: 2017 Committees: Audit, Compensation

Background / Qualifications

Mr. Frymier draws on more than 25 years’ experience in financial services and asset management, which adds to the expertise of the Board. He is currently the Managing Director of Financial Technology Partners since March 1, 2022. During his 17-year tenure at Bank of America Corporation, Mr. Frymier led a principal investment division responsible for strategic investments and mergers and acquisitions targeted at building the Bank of America franchise, which aligns with the Company's approach to growth and acquisitions. His entrepreneurial spirit is evident in that he co-founded Corrum Capital Management, LLC, an alternative asset management firm in San Francisco, California, and Charlotte, North Carolina, in December 2013, which he departed in 2018. In addition, he recently served as a Director and Chairman of the Chicago Stock Exchange and as a Director of numerous other companies including FXAll, Incapital and BATS Global Markets over the last 15 years. Mr. Frymier’s extensive prior board experience has honed his ability to exercise independent judgment and engage in strategic decision-making.

10 2024 Proxy Statement	Preformed Line Products Company

Richard R. Gascoigne Age: 74 Director Since: 2009 Committees: Audit, Compensation

Background / Qualifications

Mr. Gascoigne brings more than 30 years of experience in the insurance industry and is well suited to be a board member given his expertise in risk management and compliance. He was Managing Director at Marsh Inc., a subsidiary of Marsh & McLennan Co. from 1995 until his retirement in 2008. He held numerous positions during his career at Marsh, including two years as regional compliance officer. He has extensive experience in commercial property and casualty underwriting, specifically focusing on middle market companies. In addition, he has provided risk management consulting to clients during product development, acquisitions and market introductions. The Company values his strong risk management and compliance experience. He is skilled at monitoring the Company’s implementation of and adherence to its policies. His thoughtfulness in decision-making coupled with his willingness to thoroughly discuss issues make him a fitting member of the Board, as well as the Compensation and Audit Committees.

Robert G. Ruhlman Executive Chairman Age: 67 Director Since: 1992

Background / Qualifications

Mr. Ruhlman started with the Company over 40 years ago as an Associate Engineer. Over his years of service with the Company, he has held various positions including Manufacturing Administrator (1985), New Venture Coordinator (1987), Vice President of Corporate Planning (1988), President (1995), Chief Operating Officer (1995) and, most recently, Chief Executive Officer (2000). He was appointed as Chairman of the Board in 2004 and Executive Chairman effective January 1, 2024. These positions have given Mr. Ruhlman exposure to almost every aspect of the Company, from manufacturing to marketing. He has had ample experience and intimate knowledge of not only the Company itself, but also working with its customers. He has also been lauded for his clear thinking and ability to distill vast information into its critical components. Finally, his leadership fosters a Board culture of open discussion to support sound decision-making. Mr. Ruhlman is the father of J. Ryan Ruhlman, a director and President of the Company, and Maegan A. R. Cross, a director of the Company.

The Board has determined that Messrs. Corlett, Frymier, Gascoigne, Gibbons and Kestner are independent under the NASDAQ’s corporate governance rules. In the opinion of the Board, Mr. Kestner’s affiliation with Baker & Hostetler LLP, a law firm that regularly provides legal services to the Company, does not interfere with Mr. Kestner’s exercise of independent judgment in carrying out his duties as a director of the Company.

11 2024 Proxy Statement	Preformed Line Products Company

Board Committees and Meetings

Nominating Committee

For 2023, the Board did not have a Nominating Committee nor any charter with respect to nominations. However, pursuant to NASDAQ corporate governance rules, any Board nominees must be recommended for Board selection by a majority of the Company’s independent directors. The independent directors are responsible for ensuring that the members of the Board of Directors possess a variety of knowledge, experience and capabilities derived from substantial business and professional experience, based on an assessment of numerous factors such as age and understanding of and experience in manufacturing, technology, finance and marketing. The Board considers whether potential candidates will satisfy the independent standards for the Board, Audit Committee and Compensation Committee. Additionally, nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. Finally, the Board welcomes nominees with diverse backgrounds, not only in gender and ethnicity, but also in particular experience such as banking, international business, government, and health care. To this end, the independent directors rely on their networks of contacts to compile a list of potential candidates, and may also consider qualified candidates suggested by officers, employees, shareholders and others, using the same criteria to evaluate all candidates. While the Board considers diversity in its evaluation of candidates and is committed to expanding the Board’s diversity, the Board does not have a policy specifically focused on the consideration of diversity.

In 2024, the Board appointed a Nominating Committee, effective May 2024, comprised of Messrs. Kestner, Gascoigne and Sunkle, each of whom qualifies as independent for nominating committee purposes under the NASDAQ rules. The Nominating Committee will be governed by a written charter effective May 2024, which will be available on the Company’s website www.plp.com.

The independent directors will also consider nominees for election to the Board from shareholders. To recommend a prospective nominee, submit the candidate’s name and qualifications to Caroline Vaccariello, General Counsel and Corporate Secretary, in writing to the following address: 660 Beta Drive, Mayfield Village, Ohio, 44143.

Audit Committee

The Board of Directors has appointed an Audit Committee, comprised of Messrs. Gibbons (chairman), Corlett, Frymier and Gascoigne, each of whom qualifies as independent for audit committee purposes under the NASDAQ rules. The Board of Directors has determined that Michael E. Gibbons is an audit committee financial expert and that each member meets the requirements under the NASDAQ rules regarding the ability to read and understand financial statements.

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to the NASDAQ, the Securities and Exchange Commission or the public. The Audit Committee also engages the independent registered public accountants for the Company, reviews with the independent registered public accountants the plans and results of audit engagements, preapproves all professional services provided by the independent registered public accountants including audit and non-audit-related services, reviews the independence of the independent registered public accountants, approves the range of audit and non-audit fees, reviews the independent registered public accountants’ management letters and management’s responses, reviews with management its conclusions about the effectiveness of the Company’s disclosure controls and procedures, and reviews significant accounting or reporting changes. Management does not approve professional services provided by the independent public accountants for audit and non-audit-related services. The Audit Committee is governed by a written charter, which is available on the Company’s website www.plp.com.

Compensation Committee

The Board of Directors has appointed a Compensation Committee, comprised of Messrs. Corlett (chairman), Frymier, Gascoigne and Gibbons, each of whom qualifies as independent under the NASDAQ rules. The Compensation Committee administers the Company’s executive compensation program and as such, is responsible for reviewing all aspects of the compensation program for the Company’s executive officers. The Compensation Committee meets at scheduled times during the year – no less than twice – and has the authority to consider and take action by written consent. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at the Company’s Board meetings. In order to meet its responsibilities, the Compensation Committee has the authority to delegate certain of its responsibilities to subcommittees and/or officers where necessary and consistent with applicable law and to retain consultants. The Compensation Committee is governed by a written charter, which is available on the Company’s website www.plp.com. See “Compensation Discussion and Analysis” for the role of the President and Chief Executive Officer in compensation matters.

12 2024 Proxy Statement	Preformed Line Products Company

The Compensation Committee’s primary objective with respect to executive compensation is to establish programs that attract and retain key officers and managers and align their compensation with the Company’s overall business strategies, values, and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy to compensate executive officers based on their responsibilities and the Company’s overall annual and long-term performance, which is outlined under “Directors and Executive Officers Compensation.”

Board Diversity

The Board Diversity Matrix sets forth information about the diversity of the Board of Directors in accordance with the recently adopted NASDAQ board diversity disclosure rules. Each of the categories listed below has the meaning as used in NASDAQ Rule 5605(f).

Board Diversity Matrix (as of March 22, 2024)
Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part 1: Gender Identity	1	2		6
Directors
Part 2: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background				6

Each Board member brings an array of perspectives and skills to the board. Although the Company has not adopted a formal diversity policy for the Board of Directors, the Company will consider future director candidates for the value they contribute as women and/or as members of underrepresented minorities or the LGBTQ+ community and seek to enhance the Board’s diversity in this regard.

Meetings

In 2023, the Board of Directors held six meetings. In 2023, the Audit Committee held four meetings and the Compensation Committee held four meetings. All of the directors attended at least 75% of the total of meetings held by the Board of Directors and all committees on which the director served. The directors are expected to attend the Company’s annual meeting of shareholders, and all the directors attended last year’s annual meeting of shareholders.

13 2024 Proxy Statement	Preformed Line Products Company

Audit Committee Report

In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to NASDAQ, the Securities and Exchange Commission or the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accountants are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee is comprised of four directors who are not officers or employees of the Company and are “independent” under the current NASDAQ rules.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2023, with the Company’s management. The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from the Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

Based on the above-referenced review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements and management’s assessment of effectiveness of the Company’s internal control over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Michael E. Gibbons, Chairman
Glenn E. Corlett
Matthew D. Frymier
Richard R. Gascoigne

COMPENSATION POLICIES AND RISK

The Company’s policies and overall actual compensation practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company. Generally speaking, the compensation policies are consistent for all business units of the Company. Additionally, incentives are not designed to, and do not, create risks that are reasonably likely to have a material adverse effect on the Company as the incentives generally reward growth and profitability. The Company’s various bonus programs are based on consistent growth of the Company, relying, for example, on the total return on investment, or including language that requires any increases in sales to be on appropriate and consistent margins. As such, they do not encourage employees to take risks in order to receive incentive compensation, nor are they reasonably likely to have a material adverse effect on the Company.

The Company has a policy against short sales of the Company’s securities and hedging transactions or financial investments involving the Company’s securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds. This policy applies to all directors, officers and certain designated employees.

14 2024 Proxy Statement	Preformed Line Products Company

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION

Compensation Discussion and Analysis

Highlights of the Compensation Program

•
Maintain an executive compensation program to mitigate undue risk
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Award annual incentive compensation subject to achievement of objective and pre-established performance goals tied to operational and strategic objectives
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Ensure that at least 50 percent of CEO’s target core compensation is at risk
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Benchmark officer compensation around market median
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Maintain stock ownership guidelines for directors and officers that align the interests of the executive officers with the long-term interests of the shareholders

Role of the Compensation Committee

The Compensation Committee (the “Committee”) administers the Company’s executive compensation programs. The Committee’s primary role is to oversee the Company’s compensation and benefit plans and policies for its elected executive officers, including the executive officers listed in the Summary Compensation Table below (“NEOs”) who are the Company’s principal executive officer (for 2023, Robert G. Ruhlman, Chairman[1]and Chief Executive Officer), principal financial officer (Andrew S. Klaus, Chief Financial Officer) and the three other most highly compensated executive officers. The Committee reviews and approves all executive compensation decisions relating to the officers, including all NEOs.

In the performance of its duties, the Committee has the authority to allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to a committee formed for that purpose, subject to approval from the entire Board. Additionally, the Committee may select and appoint outside consultants to assist it.

Philosophy of the Compensation Program

The philosophy of the Committee is to provide a compensation program that will attract, motivate and retain key members of the leadership team in order to give the Company a competitive advantage while ensuring the success and growth of the Company. The compensation program should ensure that a significant portion of compensation directly relates to the Company’s performance by tying annual cash bonus and long-term incentive awards to Company performance. The compensation program is intended to motivate the officers to enable the Company to achieve its short-term and long-term business goals. The Committee has three goals to guide it in this endeavor: (a) compensation paid to officers should align with the performance of the Company on both a long- and short-term basis; (b) compensation should be competitive within the employment environment; and (c) compensation should reward officers for meeting performance targets.

Compensation Program

The Committee strives to craft a compensation program that pays the officers at competitive levels reflective of their individual responsibilities while maintaining consistency and pay equity among the individual officers. The Committee conducts an annual review of the compensation program, as well as changes in the overall composition of the management team and the responsibilities of the individual officers, to ensure that the compensation is competitive within the market, supports retention objectives and is internally equitable. Reliance upon various tools, and the findings from such tools, assists the Committee in its analysis, and leads to decisions regarding the mix of the various compensation elements to be included. Additionally, the cost of the compensation program is considered, in recognition that the optimal compensation program motivates employees to improve Company results on a cost-effective basis. Typically, the Committee finalizes compensation elements for a calendar year in December of the prior year.

Tools and Findings from Analysis. The Committee relies upon several tools to analyze the compensation program internally and within the competitive landscape. Historically, these tools have been outside data compiled by various consultants, tally sheets detailing overall compensation packages for each individual officer and discussions with the CEO regarding performance levels and goals. The Committee also considers the results of the most recent non-binding advisory “say on pay” vote of the Company’s shareholders on executive compensation.

[1] Effective as of January 1, 2024, the Board appointed Robert G Ruhlman to serve as Executive Chairman and Dennis F. McKenna to serve as Chief Executive Officer. Mr. Ruhlman continues to serve as the Company’s Principal Executive Officer.

15 2024 Proxy Statement	Preformed Line Products Company

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Compensation Discussion and Analysis

Consultant. The Committee has the authority to retain its own advisor. For 2023, the Committee did not retain an advisor.

External Data. The Committee generally strives to compensate the officers at median within a few years of service. The Committee generally relies upon various independent surveys, which are matched to specific positions with similar functional descriptions as those for the officers. The Committee reviews surveys primarily to gain perspective on how the Company’s executive compensation compares to other similarly-sized companies so that it can assess whether the Company’s pay levels are generally competitive and represent a reward for strong performance. For 2023, the Committee utilized the Willis Towers Watson annual compensation level survey. Using this independent survey, the Committee analyzed the compensation paid to officers, including the CEO, compared against the compensation paid to executives holding equivalent positions in the peer classification group, consisting of surveyed manufacturing industry companies with employment levels of between 1,000 and 4,999 (the “Peer Group”). The survey did not include any revenue limitations as using such limitations would have resulted in a peer group that was too small to be statistically relevant. The Committee reviews base salary and total compensation at the 25th, median and 75th percentile levels to highlight where the Company’s compensation is relative to peers for competitive purposes and considers the individual’s experience and performance and the Company’s results. For 2023, the officers, including the CEO, were near the median when reviewing base salary alone.

The Committee also reviews total cash compensation, which includes salary and the maximum available bonus for the officers, and compares that data with the Peer Group data. The Committee does not engage in specific benchmarking when comparing total compensation to the Peer Group because this peer group is not tailored to the Company’s size and a significant portion is tied to the Company’s performance, which can cause a great variation relative to the amounts paid by comparable companies with different performance results. As a result, the Committee considers the total compensation paid by other companies in the Peer Group to ensure that the Company’s pay is competitive and to assess whether its payout levels for strong performance represent an incentive to achieve such performance. For 2023, total compensation of the officers was found to align near the median depending on the actual payout to be achieved, other than Mr. Klaus, who received an additional award in 2023 as described below.

Results of 2023 Say on Pay Vote and the Say on Frequency Vote. The 2023 annual meeting included a non-binding advisory “say on pay” vote on executive compensation and a non-binding advisory “say-on-frequency” vote regarding the frequency at which the Company will ask its shareholders to provide the advisory vote on executive compensation. Although these votes were non-binding, the Board of Directors and the Committee value the opinions of the shareholders and consider the outcome of the say on pay vote when making compensation decisions for the Company’s NEOs. The Company’s compensation program received an affirmative vote from over 97% of the Company’s common shares who voted at the 2023 annual meeting and the Board and the Committee have considered this perspective with respect to executive compensation decisions. Additionally, the shareholders approved holding the vote on the compensation of the Company’s NEOs every three years.

Discussions with the CEO. The CEO performs a yearly evaluation of the performance of each officer (other than the CEO). The CEO’s assessment of each officer’s individual performance forms the basis for the proposed compensation levels of each officer (other than the CEO), while also considering the information derived from the Willis Towers Watson survey. The CEO provides an evaluation for each officer (other than the CEO) that includes his recommendations for salary adjustments for the subsequent year to the Committee, which weighs these recommendations in determining salary levels of the officers (other than the CEO).

Compensation Elements. The Company recognizes that its success depends, in large part, on a leadership team with the skills and commitment necessary to successfully manage a global organization. The compensation program assists in achieving this objective by relying on the elements of compensation detailed below. Certain elements are designed to enable the Company to attract and retain the officers with the skills to anticipate and respond to the market, while other elements are intended to motivate the officers to achieve financial results to enhance shareholder value. The Company’s 2023 compensation program for officers consisted of the following elements:

•
Base salaries;
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Annual cash incentive awards;
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Long-term equity grants;
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Retirement benefits; and
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Health and welfare benefits.

16 2024 Proxy Statement	Preformed Line Products Company

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Compensation Discussion and Analysis

The Company structures the total compensation program so that its reliance on any particular element of compensation is flexible. Thus, the compensation program strives to meet the goals outlined above, by balancing short-term (i.e., base salaries and annual cash incentive awards) and long-term incentives (i.e., long-term equity grants), competitively in the market and to address the volatility in the Company’s performance due to external factors. There is no difference in the policies and their application for each of the officers, except for the CEO.

Base Salaries. The Company’s goal is to establish salaries at a level sufficient to attract and retain talented executives. This goal is based on the Company’s belief that it is important to maintain salary levels near a midpoint of comparable company executives to be competitive within the general market and the Peer Group.

Annual Cash Incentive Awards. The annual cash incentive award is designed to motivate and reward the officers for their contributions to the Company’s performance by making a significant portion of their total compensation variable and dependent upon the Company’s annual financial performance. It is tied directly to the financial performance of the Company on a sliding scale of return on shareholders’ equity. The Committee believes that compensating management by aligning compensation with shareholders’ return on their investment is an effective way to connect the achievement of performance goals and to encourage growth in the Company while rewarding officers for their contributions. The calculation is based on the Company’s pre-tax income as a percentage of average shareholder’s equity (adjusted for foreign currency translation) and assessed over a range of 3% to 11%. The implied target is 7%, which assumes a linear, symmetrical bonus curve with one-half of the maximum bonus earned at the midpoint of the performance range. From this calculation, the awards are determined based on a schedule that provides certain percentages to be applied to base salaries. The Company’s calculation for the annual cash incentive award for 2023 was 20.8%, which resulted in a payout of 100% for the PEO and 85% for the other NEOs. For 2023, the maximum bonuses are 100% of salary for the PEO and 85% of salary for the other officers. Additionally, discretionary cash bonuses can be provided for extraordinary contributions to the Company’s financial performance through exemplary leadership in challenging circumstances. These are provided only when such circumstances warrant. In 2023, the Compensation Committee approved an additional 15% discretionary bonus for Mr. Robert G. Ruhlman due to the achievement of record financial results in 2023.

Long-term Equity Grants. The Committee has the discretion under the Company’s equity award plan to set the amounts and terms of any equity compensation and may vary the equity award program from year to year to address the Company’s then-current compensation objectives and strategic goals. The Committee believes that the Company’s shareholders will be well served if a greater percentage of the long-term equity incentive program is related to achievement of the Company’s Board-approved strategic objectives. To that end, the “balanced LTI program” consisting of service vested RSUs and performance vested RSUs is a way to achieve its objectives. Generally, performance-vesting aligns executive long-term incentive rewards more directly with shareholders’ interests since achieving strategic objectives is a better measure of management’s performance than the volatility of the stock market. Furthermore, the Committee believes that the shareholders are served well by decisions that further the Company’s long-term strategic plan. The Committee also believes that the PEO's and CEO’s long-term incentive should generally be 100% dependent on the achievement of the Company’s strategic objectives. Nevertheless, the Committee believes that it is appropriate to include some service vested RSUs in the long-term incentive program of the other officers to encourage retention of key executives over the duration of a business cycle. Additionally, the Company has mandatory share ownership guidelines, as discussed below.

Long-term incentive grants are issued under the 2016 LTIP, which was approved by the Board and by the shareholders in 2016. The PEO's and CEO’s typical annual equity compensation awards are performance-based RSUs, vesting in three years based upon achieving performance standards approved at the time of the grant by the Board. The typical annual equity compensation awards to the other participants are as follows: two-thirds of the award is performance-based RSUs, vesting in three years based on achieving performance standards approved at the time of the grant by the Board, and one-third of the award is service-based RSUs, vesting three years after the date of the grant based solely on continued employment by the Company. The Committee chose to emphasize performance over three years (rather than weigh performance and service equally) because it believes this approach aligns the Company’s performance with shareholders’ interests, while acknowledging the benefit from long-term service.

17 2024 Proxy Statement	Preformed Line Products Company

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION

Compensation Discussion and Analysis

For the performance-based RSUs, the number of shares in which the participant becomes vested will depend upon the specific level of growth in pre-tax income and sales growth measured over a specified period (historically, either one-year or three-year performance period). For the 2023 grants, the Committee once again analyzed the history of the RSU grants, and whether such grants effectively aligned the interests of the NEOs with the Company’s interests, taking into account industry data and input from officers regarding the Company’s markets, projections and costs. The Committee’s intention is to incentivize management to grow the Company while maintaining profit margins. The Committee uses a three-year base to measure growth during the performance period with thresholds for pre-tax income growth of 3% to 9% and for sales growth ranging from 6% to 12%.

The PEO's and CEO’s award is set at a target number of RSUs equal to 100% of the CEO’s salary if target performance is achieved, with a maximum award equal to 200% of his salary if the maximum performance is achieved.

The awards to the other officers are as follows: the award is set at a number of RSUs equal to that percentage of participant’s salary that is specified at the time of grant if target performance is achieved. The maximum amount of the performance portion of the award is equal to 100% of the target award. The amount of the service-vested award that can be earned is equal to the target award. Each officer was granted the number of RSUs equal to the maximum level under the performance criteria.

The threshold payout is at 25% of the maximum number of performance-based RSUs if the minimum level of both measures are achieved, the target is at 50% if both 6% growth in pre-tax income and 9% growth in sales are achieved, and the maximum is at 100% of the number of RSUs subject to the award if 9% growth in pre-tax income and 12% growth in sales are achieved at the end of the three-year period (with a range of payout from 50% to 200% for the CEO). If only one of the two measures is achieved at any of these levels, the vesting percentage is weighted to provide for some additional vesting for achieving the higher measure. Dividends declared on unvested RSUs are accrued as cash distributions payable upon vesting.

The Committee recommended and the Board approved the grants in February 2023 to each of the officers, including the CEO. In addition, in May 2023, the Committee recommended and the Board approved a grant to Mr. Klaus of 4,730 shares subject to an other stock-based award under the 2016 LTIP in recognition of his contributions to the Company’s performance over the 2020 to 2022 performance period for which he did not participate in the LTIP due to the timing of when he joined the Company in 2020, which vested upon grant.

Retirement Benefits. The Company believes that retirement benefits are an important component of total compensation. The Company’s primary retirement benefit consists of the Company’s 401(k) and Profit-Sharing Plan under which all eligible salaried U.S. employees of the Company, including officers, participate starting in their third year of employment. The amount the Company provides to the Profit-Sharing Plan is based on the recommendation of management, with the Board’s approval. Typically, the Company’s contribution under this plan is approximately 15% of the then-current year’s cash compensation, which is consistent with the amount contributed for all full-time salaried U.S. employees of the Company, including the cash incentive award. When calculating the Company’s contributions under the Profit-Sharing Plan, the Company does not consider gains from prior awards. Every aspect of this plan is the same for all salaried U.S. employees, including officers. Thus, each salaried participant elects the investment options with the same options offered to all salaried employees and officers. The plan does not involve any guaranteed minimum return or above-market returns; rather, the investment returns are dependent upon actual investment results. To the extent an employee’s award exceeds the maximum allowable contribution permitted under existing tax laws, the excess is accrued for (but not funded) under a non-qualified Supplemental Executive Retirement Plan (the “SERP”). The returns under the SERP are also dependent upon actual investment results, as each participant is allowed to elect investment options for its liability balance.

Executive Perquisites. Perquisites and other personal benefits do not comprise a significant aspect of the Company’s compensation program. Although officers participate in the same benefit programs as the Company’s other employees, the Company provides a few additional benefits to its officers. These benefits are designed to enable the officers to balance their personal, business and travel schedules. In 2023, benefits included the Company’s payment of club dues for four of the NEOs as indicated in the accompanying Summary Compensation Table. The Company also pays annual dues for Robert G. Ruhlman at a club located near the Company’s Rogers, Arkansas facility. This benefit is also provided to three non-officer employees, primarily for business entertainment purposes. Except as described here, the Company aircraft is available to all employees, including the officers and directors, for business-related travel only. The Executive Chairman, CEO and President are permitted to use the Company’s aircraft for personal purposes, as shown on the Summary Compensation Table. The Company also makes personal financial advice available to the CEO and tax advice available to all of its executive officers.

18 2024 Proxy Statement	Preformed Line Products Company

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION

Compensation Discussion and Analysis

Ownership Guidelines. In 2014, the Committee recommended and the Board approved ownership guidelines to ensure that the NEOs have a stake in the future of the Company in lieu of the deferral requirement. The ownership guidelines require the CEO to hold six times his annualized base salary in equity of the Company, and the other officers to hold three times their annualized base salaries. The ownership guidelines state that the types of equity that count toward the ownership requirement are stock owned directly, stock owned in a Company-sponsored retirement plan, and the unvested portion of RSUs that are subject only to time-vesting. Each covered executive will have up to five years from the effective date of the 2014 ownership guidelines or the date such person becomes a covered executive to meet the stock ownership requirement. All current executive officers have met the requirement, other than William Koh who joined the Company in May 2023.

Tax Deductibility of Pay. Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of eligible compensation that a company may deduct in any one year with respect to each of its NEOs. Five officers, including the CEO, were above this threshold in 2023. As a result of the Tax Cuts and Jobs Act enacted in December 2017, the performance-based compensation exception has been eliminated for taxable years beginning after December 31, 2017, which may result in lost tax deductions going forward.

Compensation Committee Report

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Glenn E. Corlett, Chairman
Matthew D. Frymier
Richard R. Gascoigne
Michael E. Gibbons

Pay Ratio

Applicable SEC rules require that we provide a reasonable estimate of the ratio of the annual total compensation of our Principal Executive Officer to the median of the annual total compensation of our other employees. We determined our median employee based on taxable compensation (annualized in the case of full- and part-time employees who joined the Company during 2023) of each of our 3,519 employees (excluding the Principal Executive Officer) as of December 31, 2023. The annual total compensation of our median employee (other than the Principal Executive Officer) for 2023 was $26,786. As disclosed in the Summary Compensation Table appearing on page 20, our Principal Executive Officer’s annual total compensation for 2023 was $4,891,381. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Principal Executive Officer to the median of the annual total compensation of all other employees was 183 to 1. Approximately 70% of our employees work in our foreign subsidiaries, which traditionally have lower salaries. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Clawback Policy

In August 2023, the Company adopted a clawback policy in accordance with the final NASDAQ rules, which requires the Company’s executive officers and key employees designated by the Board to return incentive compensation paid to them if the financial results upon which the compensation was based are restated and republished under applicable securities laws, excluding any restatement required due to changes in accounting rules or standards or changes in applicable law (an “Accounting Restatement”).

In the event of an Accounting Restatement, the Company will require reimbursement or forfeiture of the amount of incentive compensation received by the individual that exceeds the amount of such compensation that otherwise would have been received had it been determined based on the restated amounts if such compensation was received during the three years before the date the Company concludes that it must file an Accounting Restatement or the date a court, regulator or other legally authorized body directs the Company to file an Accounting Restatement.

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We believe our clawback policy is sufficiently broad to reduce the potential risk that the executive officers and key employees would intentionally misstate results to benefit under an incentive program by requiring recoupment of compensation in those circumstances.

Summary Compensation Table

The table below describes the compensation earned in the last three fiscal years for our NEOs.

Name and		Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($)
Robert G. Ruhlman	2023	1,000,008	2,046,877	1,150,009	694,487	4,891,381
Executive Chairman	2022	975,000	1,889,622	1,072,500	650,396	4,587,518
	2021	925,008	1,920,858	1,017,509	896,844	4,760,218

Andrew S. Klaus	2023	400,008	999,602	340,007	99,603	1,839,220
Chief Financial Officer	2022	400,008	387,622	340,007	11,734	1,139,371
	2021	370,008	384,200	314,507	15,294	1,084,009

Dennis F. McKenna	2023	600,000	614,090	510,000	221,686	1,945,776
Chief Executive Officer	2022	575,004	557,200	488,753	192,821	1,813,778
	2021	500,004	519,188	425,003	283,836	1,728,031

J. Ryan Ruhlman	2023	438,623	409,393	372,830	156,397	1,377,243
President	2022	370,008	358,551	314,507	158,281	1,201,347
	2021	330,000	342,677	280,500	153,748	1,106,925

John M. Hofstetter	2023	380,004	388,906	323,003	127,659	1,219,572
Executive VP - U.S. Operations	2022	—	—	—	—	—
	2021	—	—	—	—	—

(1) Reflects the dollar amount of the grant date fair value, as determined in accordance with Financial Accounting Standard Board (“FASB”) ASC Topic 718, with respect to performance-based and service-based RSUs awarded and an other stock-based award granted under the 2016 LTIP. The value of performance-based RSUs was calculated assuming the highest level of the performance conditions achieved. For a further description of these awards, see the discussion under the heading “Long-Term Equity Grants” above and Note 10 – Share-Based Compensation to the Notes to Consolidated Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(2) Reflects the dollar amount of the payout under the Company’s Annual Non-Equity Incentive Plan based on a sliding scale of the Company’s return on shareholders’ equity, ranging from 3% (for the threshold payout) to 11% (for the maximum payout), with target payout at 7%. The percentage achieved within this range determined the dollar amount of the award based on a percentage of salary, which is a maximum of 100% for Robert G. Ruhlman and 85% for the other NEOs, in each case, subject to the Compensation Committee’s discretion as to the final payout amount. The Company’s return on shareholders’ equity for 2023 was 20.8%, which resulted in a payout of 100% for Robert G. Ruhlman and 85% for the other NEOs. The Compensation Committee approved an additional 15% discretionary bonus for Mr. Robert G. Ruhlman. For a further description of the Annual Non-Equity Incentive Plan awards, see the discussion under the heading “Annual Cash Incentive Awards” above.

20 2024 Proxy Statement	Preformed Line Products Company

Summary Compensation Table

(3) All Other Compensation includes the following items and is summarized in the table below:

a. The Company’s required contributions under the SERP for the year ended December 31, 2023 and the amounts grossed up for applicable local taxes on the NEO’s 2023 earnings. The amounts of such contribution is based on the amount by which an employee’s awarded Company contribution under the 401(k) and Profit-Sharing Plan exceeds the maximum allowable contribution permitted under existing tax laws, in which case, the excess is accrued for (but not funded) under the SERP. See Non-Qualified Deferred Compensation Table for additional information.

b. The personal benefits received by the NEOs, which include club dues, financial planning fees, tax preparation fees and personal use of the Company’s airplane. The aggregate incremental cost of the personal use of the corporate airplane is determined on a per flight basis and considers the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs and other costs specifically incurred. Imputed income is assessed amounting to the equivalent of a first-class ticket for comparable flights.

c. The contributions to the Profit-Sharing Plan in 2023. Andrew S. Klaus was eligible to participate in the Profit-Sharing Plan only upon achieving two years of service in April 2023 and thus received a partial Profit-Sharing payment in 2023 totaling $91,002 (inclusive of the amount contributed to the SERP). For the period in which he was not eligible, the Company contributed $2,667 as an eligible match to the 401k plan on his behalf, which is included in the Profit-Sharing Contribution.

d. The premiums paid for group term life insurance for 2023.

e. Dividends paid on shares previously deferred to retirement/termination and dividends paid on restricted shares that vested from the 2020 performance period. Andrew S. Klaus joined the Company in April, 2020 and had no such dividend payments.

	Deferred Compensation (SERP)(a)		Personal Benefits (b)					Dividends (e)

Name and Principal Position	Deferred Compensation Contributions	Tax Gross Up on 2023 Contributions	Financial Planning and Tax Preparation Services	Club Dues	Personal Company Airplane Usage	Profit - sharing Contribution (c)	Group Life (d)	2020 Restricted Share Accrued Dividends	Dividends on Shares Deferred to Retirement	Total $
Robert G. Ruhlman	242,266	19,109	45,780	18,888	89,345	45,750	28,956	79,075	125,318	694,487
Andrew S. Klaus	41,712	6,207	—	—	—	45,750	5,934	—	—	99,603
Dennis F. McKenna	107,168	6,645	6,100	3,933	5,227	45,750	7,482	19,753	19,628	221,686
J. Ryan Ruhlman	53,603	3,324	13,352	10,174	12,716	45,750	1,366	12,609	3,503	156,397
John M. Hofstetter	48,376	3,000	12,350	1,000	—	45,750	5,408	11,349	426	127,659

21 2024 Proxy Statement	Preformed Line Products Company

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	($) (4)
Robert G. Ruhlman		120,001	600,005	1,000,008	—	—	—	—	—

Andrew S. Klaus		40,001	200,004	340,007	—	—	—	—	—

Dennis F. McKenna		60,000	300,000	510,000	—	—	—	—	—

J. Ryan Ruhlman		43,862	219,312	372,830

John M. Hofstetter		38,000	190,002	323,003	—	—	—	—	—

Robert G. Ruhlman	2/8/23	—	—	—	5,770	11,540	23,079	—	2,046,877

Andrew S. Klaus	2/8/23	—	—	—	769	1,539	3,077	1,539	409,393
	5/3/23	—	—	—	—	—	—	4,730	590,209

Dennis F. McKenna	2/8/23	—	—	—	1,154	2,308	4,616	2,308	614,090

J. Ryan Ruhlman	2/8/23	—	—	—	769	1,539	3,077	1,539	409,393

John M. Hofstetter	2/8/23	—	—	—	731	1,462	2,923	1,462	388,906

(1)
Reflects the dollar amount of the payout under the Company’s Annual Non-Equity Incentive Plan based on a sliding scale of the Company’s return on shareholders’ equity, ranging from 3% (for the threshold payout) to 11% (for the maximum payout), with target payout at 7%. The percentage achieved within this range determines the amount of the award based on a percentage of salary, which is a maximum of 100% for Robert G. Ruhlman and 85% for the other NEOs, in each case, subject to the Compensation Committee’s discretion as to the final payout amount. The Company’s return on shareholders’ equity for 2023 was 20.8%, which resulted in a payout of 100% for Robert G. Ruhlman and 85% for the other NEOs. The Compensation Committee approved an additional 15% discretionary bonus for Mr. Robert G. Ruhlman. For a further description of the Annual Non-Equity Incentive Plan awards, see the discussion under the heading “Annual Cash Incentive Awards” above.
(2)
Reflects the number of performance-based RSUs granted during 2023 pursuant to the 2016 LTIP. These RSUs vest at the end of three-year performance period through December 31, 2025 based on the Company’s level of performance. The number of shares the participant may receive depends upon the specific level of performance of growth in pre-tax income and sales growth over the three-year performance period, with thresholds of 3%, 6% and 9% for pre-tax income growth and 6%, 9% and 12% for sales growth. The threshold payout is at 25% (50% for the CEO) of the maximum number of performance-based RSUs if both measures are achieved, the target is at 50% (100% for the CEO) if 6% growth in pre-tax income and 9% growth in sales are achieved, and the maximum is at 100% (200% for the CEO) of the number of shares subject to the award if 9% growth in pre-tax income and 12% growth in sales are achieved at the end of the three-year period. If only one of the two measures is achieved at any of these levels, the vesting percentage is weighted to provide for some additional vesting for achieving the higher measure.
(3)
Reflects the number of time-based RSUs granted during 2023 pursuant to the 2016 LTIP. The RSUs cliff-vest after three years and are subject to risk of forfeiture depending on continuous employment. Also reflects Andrew S. Klaus' grant of an other stock-based award with respect to 4,730 shares which vested in May 2023.

(4) The value of the RSUs was calculated using the previous day closing market price of the RSUs on the grant date multiplied by the number of RSUs granted and reflects the probable total amount that the Company would expense in its financial statements over the restricted awards’ vesting period assuming service and performance goals are met, in accordance with FASB ASC Topic 718.

22 2024 Proxy Statement	Preformed Line Products Company

Outstanding Equity Awards at Fiscal Year-End

	STOCK AWARDS (3)
Name(s)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Robert G. Ruhlman	—	—	81,763	10,944,831

Andrew S. Klaus	—	—	14,734	1,972,321

Dennis F. McKenna	—	—	21,162	2,832,761

J. Ryan Ruhlman	—	—	13,858	1,854,996

John M. Hofstetter	—	—	13,010	1,741,519

(1)
Includes (a) time-based RSUs granted in 2023 and 2022 for the following number of shares which vest on December 31, 2025 and December 31, 2024, respectively, depending on continuous employment or pro-rata employment period until retirement; (b) performance-based RSUs granted in 2023 and 2022, which vest after confirmation of achievement of the performance conditions for the three-year performance period ending December 31, 2025 and December 31, 2024, respectively for the following number of shares assuming the achievement of the Company’s maximum level of performance measured by growth in pre-tax income and sales growth over the performance period; (c) performance-based RSUs granted in 2021, which vested at maximum after confirmation of achievement of the performance conditions in February 2024 for the three-year performance period ending December 31, 2023, for the following number of shares based on the actual achievement of 31.1% growth in pre-tax income and 11.1% sales growth over the performance period.

	2023 Grants		2022 Grants		2021 Grant
Name	Service (a)	Performance (b)	Service (a)	Performance (b)	Performance (c)
Robert G. Ruhlman	-	23,079	-	31,946	26,738
Andrew S. Klaus	1,539	3,077	2,184	4,369	3,565
Dennis F. McKenna	2,308	4,616	3,140	6,280	4,818
J. Ryan Ruhlman	1,539	3,077	2,021	4,041	3,180
John M. Hofstetter	1,462	2,923	1,911	3,823	2,891

(2)
The market value was calculated using the closing price of the shares of $133.86 as of December 31, 2023.
(3)
None of the named executive officers had any option awards outstanding as of December 31, 2023.

23 2024 Proxy Statement	Preformed Line Products Company

Options Exercised and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Robert G. Ruhlman	—	—	32,948	2,744,239

Andrew S. Klaus	5,000	568,550	6,513	829,970

Dennis F. McKenna	—	—	9,105	880,179

J. Ryan Ruhlman	1,250	150,375	5,864	568,819

John M. Hofstetter	—	—	5,292	513,844

(1)
Includes performance-based RSUs granted in 2020, which vested at maximum after confirmation of achievement of the performance conditions in February 2023 for the three-year performance period ending December 31, 2022, at the closing price of $83.29, for the following number of shares based on the actual achievement of 24.4% growth in pre-tax income and 18.3% sales growth over the performance period: Robert G. Ruhlman, 32,948; Dennis F. McKenna, 6,696; J. Ryan Ruhlman, 4,274; and John M. Hofstetter, 3,847. Also includes common shares vesting under the service-based RSUs granted in 2020 that vested on December 31, 2023, at the closing price of $133.86, for the following number of shares: Andrew S. Klaus, 1,783; Dennis F. McKenna, 2,409; J. Ryan Ruhlman, 1,590; and John M. Hofstetter, 1,445. The performance-based awards for the 2020–2022 performance period vested at 100% of the maximum number of shares subject to the award (which is at 100% of target for officers other than the CEO and 200% of target for the CEO), upon confirmation of the achievement of the performance objectives by the Compensation Committee in February 2024 and, therefore, are not reflected above. Also includes an other stock-based award granted to Andrew S. Klaus of 4,730 shares which vested in full on May 3, 2023. The value realized on vesting is based on the May 3, 2023 closing price of $125.01.

24 2024 Proxy Statement	Preformed Line Products Company

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Required Contributions for Last FY ($) (1)	Aggregate Gains/(Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Robert G. Ruhlman	—	242,266	299,918	—	3,390,991

Andrew S. Klaus	—	41,712	28,069	—	411,328

Dennis F. McKenna	—	107,168	311,263	—	1,513,313

J. Ryan Ruhlman	—	53,603	56,454	—	407,036

John M. Hofstetter	—	48,376	43,426	—	303,174

(1)
The Company’s required future contributions under the SERP for the year ended December 31, 2023 included in the identified columns are also included in the Summary Compensation Table. The amounts are based on the amount by which compensation from the Company’s qualified retirement plan is limited by the IRS.
(2)
Gains and losses are calculated based on individual hypothetical investment elections in various mutual funds, which are managed by a third-party administrator.
(3)
Of the totals in this column, the following amounts have been reported in the Non-Qualified Deferred Compensation Table in the previously reported proxy statement for 2022 year-end balances: Robert G. Ruhlman, $2,848,807; Andrew S. Klaus, $341,548; Dennis F. McKenna, $1,094,882; J. Ryan Ruhlman, $296,979.

25 2024 Proxy Statement	Preformed Line Products Company

Potential Payments upon Termination or Change in Control

All of our employees, including NEOs, are employed at-will and do not have employment, severance or change-in-control agreements. However, each LTIP plan includes a change–in-control provision which provides that in the event of a Change in Control (as defined in each applicable LTIP plan) (a) any options outstanding which are not then exercisable and vested shall become fully exercisable and vested; and (b) unless otherwise provided in the award agreements, any restricted share units outstanding shall vest and entitle the holder to the maximum number of shares that may be earned under the award. The award agreements for the RSUs provide that in the event of a Change in Control (a) all time-based RSUs outstanding shall fully vest and entitle the holder to the maximum number of shares that may be earned under the award and (b) all performance-based RSUs outstanding shall vest and entitle the holder to receive, at the end of the performance period applicable to the award (whether or not then still employed by the Company), the number of shares that are earned based on the achievement of the performance vesting conditions in effect for the duration of the award. The following table shows the amount the Company’s NEOs would have received under the 2016 LTIP if a change in control had occurred on December 31, 2023, assuming that all performance conditions of performance-based RSUs were satisfied at the maximum level and that the shares earned were issued as of December 31, 2022. The amounts are equal to the value of the shares that would have vested as of December 31, 2023.

Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Stock Awards($)
Robert G. Ruhlman	10,944,831

Andrew S. Klaus	1,972,321

Dennis F. McKenna	2,832,761

J. Ryan Ruhlman	1,854,996

John M. Hofstetter	1,741,519

The following details typical compensation arrangements upon retirement, resignation, death, disability, or other termination for other plans.

Profit-Sharing Plan

Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions under the Company’s Profit-Sharing Plan. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.

Non-Qualified SERP

Our SERP was established in 1995 to compensate employees whose benefits in the Profit-Sharing Plan were reduced due to IRS limitations on compensation. In 2018, the Company opened an account with a third-party administrator, in which the participants are able to hypothetically invest their unfunded liability balances in various investment options, primarily mutual funds. Upon termination of employment, retirement, death, or disability, the employee may receive vested contributions plus any gains or losses on those contributions, based on pre-elections made upon the opening of their accounts. Alongside the liability accounts, there is a Company Owned Life Insurance policy, in which the Company has investments shadowing those of the liabilities, in order to mitigate the risk associated with the unfunded liability.

26 2024 Proxy Statement	Preformed Line Products Company

Director Compensation

Each director who is not an employee of the Company received an annual retainer fee of $45,000. Directors who are also employees are not paid a director’s fee. Additionally, board members who serve on committees are also paid an annual retainer of $10,000 plus an award of 800 shares per committee per year, to be paid upon the completion of each calendar year, and chairpersons of each committee are paid an additional annual retainer of $10,000.

Under the Board Stock Ownership Plan, committee members are required to maintain ownership of the Company’s common shares with a minimum aggregate market value of three times the amount of the annual cash retainer paid to a director for Board service (ignoring any additional retainer fees paid for service on Board committees) (the “Ownership Requirement”), and prohibits the sale of any common shares of Company stock owned by the committee member (except to pay the exercise price of stock options or tax liability generated as a result of equity grants) until such time as the Ownership Requirement is satisfied. Each committee member will have up to five years from the effective date of the Stock Ownership Plan (2014) or the date such person becomes a committee member to meet the ownership requirement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation (3)	Total ($)
Glenn E. Corlett	75,000	107,088	—	182,088

Maegan A. R. Cross	45,000	—	—	45,000

Matthew D. Frymier	65,000	107,088	—	172,088

Richard R. Gascoigne	65,000	107,088	—	172,088

Michael E. Gibbons	75,000	107,088	—	182,088

R. Steven Kestner	45,000	—	—	45,000

David C. Sunkle	45,000	—	54,243	99,243

(1)
Directors’ fees earned by R. Steven Kestner and Michael E. Gibbons were issued in common shares and held in the rabbi trust pursuant to the deferral election made under the Company’s Deferred Compensation Plan. On January 2, 2024, 363 common shares were transferred from the rabbi trust to R. Steven Kestner per his deferral agreement.
(2)
The value of the shares granted was calculated using the closing market price of the shares on the grant date multiplied by the number of shares granted and reflects the amount that the Company has expensed in its financial statements in accordance with FASB ASC Topic 718.
(3)
Reflects consulting fees and medical benefits paid.

27 2024 Proxy Statement	Preformed Line Products Company

Pay versus Performance

The following table summarizes compensation paid to our former CEO (until January 1, 2024) and current Executive Chairman, who is also our principal executive officer as set forth in our Summary Compensation Table, compensation actually paid to our PEO, average compensation paid to our Non-PEO NEOs as set forth in our Summary Compensation Table, and average compensation actually paid to our Non-PEO NEOs, each as calculated in accordance with SEC rules, and certain Company and peer group performance measures for the periods indicated:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (in thousands)	Return on Shareholders' Equity (5)
2023	4,891,381	7,584,765	1,595,453	2,268,815	$231.46	$154.37	63,332	20.8%

2022	4,587,518	6,311,917	1,311,075	1,662,554	$143.07	$126.27	54,395	21.0%

2021	4,760,218	4,371,177	1,278,358	1,206,905	$110.12	$143.94	35,729	16.9%

2020	5,155,604	5,382,937	1,003,522	975,760	$115.12	$131.59	29,803	14.6%

(1)
Robert Ruhlman was the PEO for all four years (2020-2023).
(2)
The dollar amounts shown in these columns reflect “compensation actually paid” calculated in accordance with SEC rules. The charts below detail the additions and deductions to Compensation Actually Paid calculation. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO or other NEOs during the applicable years.
(3)
The non-PEO NEOs are comprised of: 2023 – Andrew S. Klaus, Dennis F. McKenna, J. Ryan Ruhlman, and John M. Hofstetter; 2022 and 2021 – Andrew S. Klaus, Dennis F. McKenna, J. Ryan Ruhlman, and William H. Haag III; 2020 - David Sunkle, Dennis F. McKenna, William H. Haag III, Michael Weisbarth and Andrew S. Klaus.
(4)
These columns assume a $100 investment was made in our common shares and in the stock of our Peer Group (defined herein) on the last day of our fiscal year before the earliest reported period and all dividends were reinvested. The “Peer Group” is made up of the companies in the Hemscott Industry Group 627 (Industrial Electrical Equipment), which is the peer group used for the Performance Graph in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(5)
Return on shareholders’ equity is the financial performance measure, which, in the Company’s assessment, represents for 2023 the most important performance measure used to link compensation actually paid to our PEOs and non-PEO NEOs to the Company’s performance.

Compensation Actually Paid

The following tables set forth the adjustments made to the total compensation information included in the Summary Compensation Table (“SCT”) for the PEO and non-PEO NEOs, as an average, for purposes of providing the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” in the table above.

28 2024 Proxy Statement	Preformed Line Products Company

PEO – Adjustments for Compensation Actually Paid (CAP) to PEO

PEO Summary Compensation Total (SCT) to CAP Adjustments	2023	2022	2021	2020
Deduction for Amounts Reported under the “Stock Awards” Column of the SCT	(2,046,877)	(1,889,622)	(1,920,858)	(2,433,539)

Addition of Fair Value of Awards Granted During Year that Remain Unvested as of Year-End (1)	1,544,611	2,660,782	1,729,949	2,254,961

Addition/Deduction of Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End (1)	2,967,650	1,109,563	(238,088)	495,213

Addition/Deduction of Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year (1)	228,000	(156,324)	39,956	(89,302)

Total Adjustments	2,693,384	1,724,399	(389,041)	227,333

Average Non-PEO NEOs – Adjustments for CAP to Non-PEO NEOs

Non-PEO NEOs Summary Compensation Total to CAP Adjustments	2023	2022	2021	2020
Deduction for Amounts Reported under the “Stock Awards” Column of the SCT	(602,998)	(408,213)	(394,581)	(302,531)

Addition of Fair Value of Awards Granted During Year that Remain Unvested as of Year-End (1)	458,337	574,805	355,365	338,106

Addition/Deduction of Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End (1)	533,804	185,535	(33,695)	54,133

Addition/Deduction of Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year (1)	136,667	(648)	1,458	(2,725)

Addition of Fair Value of Awards Granted and Vested During Year (1)	147,552	—	—	—

Deduction of Fair Value as of Prior Year-End for Prior Year Awards Forfeited During the Year (1)	—	—	—	(114,745)

Total Adjustments	673,362	351,479	(71,453)	(27,762)

(1)
The fair value of equity component of the CAP calculation was determined in accordance with Item 402(v) of Regulation S-K.

29 2024 Proxy Statement	Preformed Line Products Company

Most Important Performance Measures

The Company views the following financial performance measures as the most important to link Compensation Actually Paid to the PEO and NEOs for fiscal 2023 to Company performance:

•
Sales
•
Pre-tax income
•
Return on shareholders’ equity

Relationship between Compensation Actually Paid and Performance Measures

The charts below show the relationship between the Compensation Actually Paid to the PEO and the Average Compensation Actually Paid to the NEOs other than the PEO in fiscal 2021, 2022 and 2023 (collectively, “NEO Compensation Actually Paid”) to each of (1) total shareholder return (“TSR”), (2) Net Income, (3) Return on shareholders’ equity.

As discussed under “Compensation Discussion & Analysis” above, our compensation program seeks to attract, motivate and retain our NEOs while ensuring the success and growth of the Company by making a significant portion of NEOs’ total compensation variable and dependent on the Company’s financial performance. As shown in the charts below, NEO Compensation Actually Paid is generally aligned with TSR, Net Income, and Return on shareholders’ equity.

30 2024 Proxy Statement	Preformed Line Products Company

31 2024 Proxy Statement	Preformed Line Products Company

Compensation Committee Interlocks and Insider Participation

No director serving on the Compensation Committee during any part of 2023 was at any time either during or before 2023, an officer or employee of the Company or any of its subsidiaries. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed during 2023.

Transactions with Related Persons

It is the policy of the Company that the Audit Committee approves all related party transactions. Additionally, the Company has a Code of Conduct that addresses the Company’s commitment to the honesty, integrity and ethical behavior of the Company’s directors, officers and employees. The Code governs the actions and working relationships of the Company’s directors, officers and employees with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom the Company has or may have contact. Each director, officer and employee is instructed to inform the Board when confronted with a situation that may be perceived as a conflict of interest. All related party transactions must be approved by the Audit Committee in advance. The Audit Committee may engage outside parties to assist it in assessing the fairness and reasonableness of related party transactions. Although the policies and procedures for related parties are not in writing, the results of actions taken by the Audit Committee are documented in formal minutes and are reported to the Board.

The following are the transactions with the Company’s officers and directors that have been approved by the Audit Committee and reported to the Board in 2023:

•
The Company purchased the following shares of the Company from Robert G. Ruhlman: (i) on August 9, 2023 for a total of 9,000 shares at a 30-day average price per share of $171.58.
•
The Company purchased the following shares of the Company from Andrew S. Klaus: (i) on August 8, 2023 for a total of 2,151 shares at a 30-day average price per share of $171.98.
•
The Company purchased the following shares of the Company from Dennis F. McKenna: (i) on June 14, 2023 for a total of 4,512 shares at a 30-day average price per share of $155.71.
•
The Company purchased the following shares of the Company from J. Ryan Ruhlman: (i) on June 15, 2023 for a total of 5,000 shares at a 30-day average price per share of $156.15; (iii) on August 21, 2023 for a total of 2,000 shares at a 30-day average price per share of $168.78.
•
The Company purchased the following shares of the Company from John M. Hofstetter: (i) on June 14, 2023 for a total of 4,500 shares at a 30-day average price per share of $155.71.
•
The Company purchased the following shares of the Company from Caroline S. Vaccariello: (i) on June 15, 2023 for a total of 6,000 shares at a 30-day average price per share of $156.15; (iii) on August 11, 2023 for a total of 6,000 shares at a 30-day average price per share of $171.84.
•
The Company purchased the following shares of the Company from Timothy O'Shaughnessy: (i) on May15, 2023 for a total of 2,500 shares at a 30-day average price per share of $102.62; (iii) on June 6, 2023 for a total of 2,500 shares at a 30-day average price per share of $150.88.
•
The Company purchased the following shares of the Company from John Olenik: (i) on August 17, 2023 for a total of 5,000 shares at a 30-day average price per share of $170.88.
•
The Company purchased the following shares of the Company from Richard R. Gascoigne: (i) on August 8, 2023 for a total of 2,600 shares at a 30-day average price per share of $171.98.
•
The Company purchased the following shares of the Company from Michael Gibbons: (i) on September 15, 2023 for a total of 3,000 shares at a 30-day average price per share of $166.58.
•
The Company purchased the following shares of the Company from Maegan A. R. Cross: (i) on June 15, 2023 for a total of 1,800 shares at a 30-day average price per share of $156.15.
•
The Company purchased the following shares of the Company from David C. Sunkle: (i) on June15, 2023 for a total of 3,044 shares at a 30-day average price per share of $156.15; (iii) on August 11, 2023 for a total of 2,000 shares at a 30-day average price per share of $171.84.

During 2023, the Company paid approximately $224,500 in legal fees to Baker & Hostetler LLP, of which R. Steven Kestner is a partner and the former Chairman of the firm and chair of its policy committee.

32 2024 Proxy Statement	Preformed Line Products Company

PROPOSAL TWO: Ratification of the Appointment of Ernst & Young LLP

The Board recommends that you vote “FOR” this proposal.

The Audit Committee has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2024. For 2023, the Company engaged EY to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2023, to audit the annual financial statements and to perform audit-related and tax services. Representatives of EY are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of EY as the Company’s independent registered public accounting firm for 2024. The submission of this matter for approval by the shareholders is not legally required. The Board believes that submission of this matter presents an opportunity for the shareholders to provide feedback to the Board on an important issue of corporate governance. If the shareholders do not approve the appointment of EY, the appointment will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm. The Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

33 2024 Proxy Statement	Preformed Line Products Company

PROPOSAL THREE: Report on Actions to Increase Board Diversity

The Treasurer for the State of Illinois, Michael W. Frerichs, as Trustee of the Bright Start College Savings Trust, a shareholder of the Company, has provided notice to the Company that the Bright Start College Savings Trust intends to present the proposal set forth below at the 2024 Annual Meeting. The Board has carefully considered the shareholder proposal and recommends that you vote “AGAINST” this proposal.

Shareholder Proposal

RESOLVED

Shareholders request the Board of Directors prepare a report by January 2025, at reasonable expense and omitting proprietary information, on steps Preformed Line Products Company is taking to enhance board diversity, such as:

•
Embedding in governance documents a commitment to diversity inclusive of gender, race and ethnicity;
•
Committing publicly to include women and people of color in each candidate pool for board and senior leadership seats; and
•
Detailing board strategies to reflect the diversity of the company’s workforce, community and customers.

WHEREAS

Preformed Line Products Company has one woman and no racially or ethnically diverse directors on its Board of Directors.

We believe that diversity among directors, inclusive of race, ethnicity, and gender, is a critical attribute of a well-functioning board and a material determinant of corporate financial performance.

Corporate leaders also recognize the strong business case for board diversity. The Guiding Principles of Corporate Governance from the Business Roundtable affirms the economic incentive for enhancing diversity, stating: “Diverse backgrounds and experiences on corporate boards, including those of directors who represent the broad range of society, strengthen board performance and promote the creation of long-term shareholder value. Boards should develop a framework for identifying appropriately diverse candidates, which asks the nominating/corporate governance committee to consider women and/or minority candidates for each open board seat.”[1]1 Board diversity benefits include expanding candidate pools from which to pick top talent, enhancing understanding of consumer preferences, fostering a stronger mix of leadership skills, and improving risk management.

Numerous institutional investors have adopted proxy voting guidelines advocating that board and management diversity are indicators of good corporate governance. Many of the largest asset managers, including BlackRock, Vanguard, State Street Global Advisors, and Fidelity, maintain policies to vote against board directors at U.S. companies without gender and racial diversity.[2] Glass Lewis updated its U.S. proxy voting guidelines in 2023 to recommend votes against board members at companies with less than 30% gender diversity and no racial diversity.[3]Public funds have also adopted minimum thresholds for board diversity within proxy voting policies.[4]

U.S. regulation and legislation on board diversity is accelerating. In 2021, the Securities and Exchange Commission approved Nasdaq’s proposed board diversity rule requiring listed companies to meet diversity thresholds or explain their failure to do so, as well as to disclose diversity statistics. Given that Preformed Line Products Company is listed on the Nasdaq, it will be required to have two diverse directors or explain why it does not by August 6, 2025. Federal legislation has also been introduced to require disclosure of the gender, racial, and ethnic composition of corporate boards and executive officers (H.R. 4177),[5] with numerous states also enacting or proposing legislation mandating similar disclosure.

For these reasons, we urge you to vote in favor of this proposal.

Statement in Opposition to the Shareholder Proposal

The Board has carefully considered this shareholder proposal and believes it is not in the best interests of the Company and its shareholders. Accordingly, the Board unanimously recommends that you vote “AGAINST” this proposal.

A principal goal of the Company is to create a work environment that enables employees to perform in an environment where they feel respected and valued. As a global company with employees in 21 countries, the Company values its broad diversity of cultures, ethnicities, races, languages, religions, sexual and gender orientations and is committed to cultivating a diverse, open and inclusive work environment.

Further, the Board considers diversity in its evaluation of director nominees and is committed to expanding the Board’s diversity to ensure a well-functioning board. The Board welcomes nominees with diverse backgrounds, not only in gender and race and ethnicity, but also in particular experience. Each Board member brings an array of perspectives and skills to the Board. The Company recently created a Nominating Committee to focus on the identification and evaluation of director nominees based on director nominees’ qualities, qualifications, skills and expertise. When identifying and recommending new director nominees, the Nominating Committee will consider opportunities to increase our Board diversity in a way that supports the current and anticipated needs of the Company.

34 2024 Proxy Statement	Preformed Line Products Company

In addition, our annual proxy statement already includes disclosure about the Company’s progress and initiatives regarding diversity, and since 2022, we have included in our annual proxy statement a Board Diversity Matrix, which has included information on Board members’ self-identified gender and race and ethnicity.

As a result of the foregoing factors and the strong qualifications of our present Board, we believe that the diversion of Company resources to provide the report outlined in the stockholder proposal outweighs the limited benefits to the Company’s stockholders of providing such information.

For these reasons, the Board recommends that you vote “AGAINST” Proposal Number 3: Report on Actions to Increase Board Diversity

[1] https://www.businessroundtable.org/policy-perspectives/corporate-governance/principles-of-corporate-governance

[2] https://www.blackrock.com/corporate/literature/fact-sheet/blk-responsible-investment-guidelines-us.pdf; https://corporate.vanguard.com/content/dam/corp/advocate/investment-stewardship/pdf/policies-and-reports/us_proxy_voting_2023.pdf; https://www.fidelity.com/bin-public/060_www_fidelity_com/documents/Full-Proxy-Voting-Guidelines-for-Fidelity-Funds-Advised-by-FMRCo-or-FDS.pdf;https://www.ssga.com/library-content/pdfs/asr-library/proxy-voting-guidance-diversity-disclosures.pdf

[3] https://www.glasslewis.com/wp-content/uploads/2022/11/US-Voting-Guidelines-2023-GL.pdf?hsCtaTracking=45ff0e63-7af7-4e28-ba3c-7985d01e390a%7C74c0265a-20b3-478c-846b-69784730ccbd

[4] https://www.osc.state.ny.us/files/common-retirement-fund/corporate-governance/pdf/proxy-voting-guidelines-2023.pdf

[5] https://www.congress.gov/bill/118th-congress/house-bill/4177

35 2024 Proxy Statement	Preformed Line Products Company

OTHER MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ended December 31, 2023.

Audit Fees

The aggregate audit fees billed for professional services rendered by EY for the years ended December 31, 2023 and 2022 were $1,870,700 and $2,031,100, respectively. These fees related to the audit of the Company’s annual financial statements, the audit of internal controls over financial reporting, EY’s review of the financial statements included in the Company’s Form 10-Qs filed with the Securities and Exchange Commission, and statutory audits of various international subsidiaries.

Audit Related Fees

There were no audit related fees billed for professional services rendered by EY for the years ended December 31, 2023 and 2022.

Tax Fees

Fees billed for professional services rendered by EY for tax-related services for the years ended December 31, 2023 and 2022 were $5,000 and $20,100, respectively. Fees for both years included tax advisory services related to transfer pricing.

All Other Fees

Fees billed to EY for all other services for the years ended December 31, 2023 and 2022 were $2,000 and relate to subscriptions to EY’s online accounting research tool.

36 2024 Proxy Statement	Preformed Line Products Company

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and owners of more than 10% of our common shares, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

Section 16(a) Beneficial Ownership Compliance

Based solely on a review of these reports and written representations from the executive officers and directors, the Company believes that there was compliance with all such filing requirements for the fiscal year ended December 31, 2023, other than the following filings that were inadvertently filed late: (a) Mr. David Sunkle's Form 4 reporting his sales of 3,098 shares and 2,000 shares on September 15, 2022 and December 15, 2022, respectively, was filed on March 16, 2023, (b) Mr. Michael E. Gibbons’ Form 4 reporting his reinvestment of dividends of 17 shares on January 30, 2023 filed on March 16, 2023, (c) Mr. Michael E. Gibbons’ Form 4 reporting his reinvestment of dividends of 12 shares on April 21, 2023 and the deferral of 146 shares to a Rabbi Trust on March 31, 2023 pursuant to his election under the Company's Directors Deferred Compensation Plan for shares in lieu of fees, filed on April 24, 2023, (d) Mr. Michael E. Gibbons’ Form 4 reporting the disposal of 3,660 shares on May 16, 2023, filed on June 14, 2023, (e) Mr. R. Steven Kestner’s Form 4 reporting his acquisition of 87 shares and deferral to a Rabbi Trust on March 31, 2023, pursuant to his election under the Company’s Directors Deferred Compensation Plan for shares in lieu of fees, (f) Mr. Andrew Klaus' Form 4 reporting his acquisition of 4,730 shares on May 3, 2023, filed on May 12, 2023, and (g) Mr. John J. Olenik's Form 4 reporting his acquisition and disposal of 5,000 shares on August 17, 2023 filed on September 5, 2023. In addition, a Form 3 for Mr. William (Tuan Tie) Koh reporting his appointment to the role of Vice President - Asia-Pacific Region on May 1, 2023 was filed on February 2, 2024.

37 2024 Proxy Statement	Preformed Line Products Company

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at the 2025 annual meeting of shareholders must be received by the Company at 660 Beta Drive, Mayfield Village, Ohio 44143, on or before November 22, 2024, for inclusion in the proxy statement and form of proxy relating to the 2025 annual meeting of shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act including submissions for director nominees to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must have been received by the Company at the address listed under “Communication with Board of Directors” no earlier than January 7, 2025 and not later than February 6, 2025 and must comply with all provisions of our Amended and Restated Code of Regulations.

In addition to satisfying the requirements under our Amended and Restated Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 days prior to the one-year anniversary date of the annual meeting (for the 2025 annual meeting of shareholders, no later than March 8, 2025). Such notice should be delivered to our Corporate Secretary at our principal executive offices and/or sent via email to carrie.vaccariello@plp.com. If the date of the 2025 annual meeting of shareholders is changed by more than 30 days from such anniversary date, however, then the shareholder must provide notice by the later of 60 days prior to the date of the 2025 annual meeting of shareholders and the 10th day following the date on which public announcement of the date of the 2025 annual meeting of shareholders is first made.

38 2024 Proxy Statement	Preformed Line Products Company

Communication with the Board of Directors

The Board of Directors of the Company believes that it is important for shareholders to have a process to send communications to the Board of Directors. Accordingly, shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to:

Caroline S. Vaccariello	- or -	Michael E. Gibbons
General Counsel and Corporate Secretary		Chairman, Audit Committee
Preformed Line Products Company		c/o Brown Gibbons Lang & Company
660 Beta Drive		1375 East 9th Street, Suite 2500
Mayfield Village, Ohio 44143		Cleveland, OH 44114

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Secretary and Mr. Gibbons, as applicable, will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.

Shareholders Sharing the Same Address

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. Upon written or oral request, we will promptly deliver a separate set of proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of proxy materials, you may write or call our Investor Relations Contact at PLP Investor Contacts, 660 Beta Drive, Mayfield Village, Ohio 44143, telephone (440) 461-5200.

Form 10-K

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to our Investor Relations Contact at PLP Investor Contacts, 660 Beta Drive. Mayfield Village, Ohio 44143, telephone (440) 461-5200. The Annual Report on Form 10-K is also available at www.plp.com.

By order of the Board of Directors,

Caroline S. Vaccariello,
Dated: March 22, 2024	Secretary

39 2024 Proxy Statement	Preformed Line Products Company

Preformed Line Products Company

Annual Meeting of Shareholders

For Shareholders of record as of March 8, 2024

DATE: Tuesday, May 7, 2024
TIME: 9:30 AM, Local Time
PLACE: 660 Beta Drive
Mayfield Village, Ohio, 44143

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert G. Ruhlman, Andrew S. Klaus and Caroline S. Vaccariello (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Preformed Line Products Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the "Plans"), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 P.M., Eastern Time, May 2, 2024, or if no choice is specified, will be voted by an independent fiduciary.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

40 2024 Proxy Statement	Preformed Line Products Company

Preformed Line Products Company

Annual Meeting of Shareholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2
AGAINST ON PROPOSAL 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect five directors, each for a term expiring in 2026;				
		FOR	WITHHOLD		
	1.01 Glenn E. Corlett	☐	☐		**FOR**
	1.02 Michael E. Gibbons	☐	☐		**FOR**
	1.03 R. Steven Kestner	☐	☐		**FOR**
	1.04 J. Ryan Ruhlman	☐	☐		**FOR**
	1.05 David C. Sunkle	☐	☐		**FOR**
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of Ernst & Young LLP;	☐	☐	☐	**FOR**
3.	To vote on shareholder proposal requesting that the Board of Directors prepare a report by January 2025, at reasonable expense and omitting proprietary information, on steps the Company is taking to enhance board diversity; and	☐	☐	☐	**AGAINST**
4.	To consider any other matters that properly come before the meeting.

41 2024 Proxy Statement	Preformed Line Products Company